Ex. 99-1

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 11

INSURED		BOND NUMBER
JNL Series Trust		05680124B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

April 29, 2024	January 1, 2024 to January 1, 2025	/S/ Swenitha Nali

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Jackson Real Assets Fund
o	JNL/Morningstar SMID Moat Focus Index Fund
o	JNL/PPM America Investment Grade Credit Fund, each a series fund of:
JNL Series Trust

RN0001.1-00 (07/21)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.